EXHIBIT 10.5

AMENDMENT NO. 1 TO
WCA WASTE CORPORATION MANAGEMENT INCENTIVE PLAN
(Approved May 18, 2010; Effective January 1, 2010)

This Amendment No. 1 to the WCA Waste Corporation Management Incentive Plan, as such Plan was amended and restated effective January 1, 2007 (the “MIP”), has been approved and adopted by the Compensation Committee of the Board of Directors of WCA Waste Corporation on May 18, 2010, effective as of January 1, 2010.

The second sentence of paragraph 1 of Section V of the MIP is deleted and hereby amended and restated to read in its entirety as follows:

“The number of shares of restricted stock payable pursuant to the immediately preceding sentence will be computed by dividing the dollar amount by the average of the closing price of one share of common stock of the Company on The NASDAQ Global Market for the last ten trading days ending on January 31st of each year in which any award of restricted stock is earned and paid pursuant to this MIP.”

Except as expressly modified and amended by the foregoing amendment to Section V of the MIP, all other terms, conditions and provisions of the MIP shall remain in full force and effect and shall not otherwise be affected by this Amendment No.1 to WCA Waste Corporation Management Incentive Plan.

By the Compensation Committee of the Board of Directors

By:  /s/ Roger A. Ramsey
        Roger A. Ramsey, Chairman